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                                                                    Exhibit 6.31
                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (this "Agreement") is made this 1st day of January 2000, between FutureOne, Inc., a Nevada corporation ("Employer"), and Alan Hald ("Employee"). The Employer and the Employee are collectively referred to herein as the "Parties."

      The Parties wish to provide for employment and future services of Employee upon the terms and conditions set forth in this Agreement. The Parties, intending to be legally bound hereby, agree upon the following terms of employment of Employee by Employer.

      1. TERM. Subject to the provisions of Section 5 hereof, the term of Employee's employment (the "Initial Employment Term") hereunder shall commence January 1, 2000 (the "Effective Date"), and shall continue for a period of six months from such Effective Date; provided, however, that upon the mutual consent of the Parties, the Employee's employment hereunder may be extended for an additional six months (the "Subsequent Employment Term" and, together with the Initial Employment Term, the "Employment Term").

      2. EMPLOYMENT AND DUTIES. Subject to the provisions of Section 5 hereof, Employer agrees to employ Employee as its Executive Chairman of the Board or such other position as Employer and Employee may agree during the Employment Term, and Employee agrees to remain in the employ of Employer during the Employment Term. Employee agrees to perform all duties for Employer as may be requested by the Board, including, without limitation, general corporate advisory functions and management duties, such as conducting regular staff and division head meetings, assisting with Employer's capital formation efforts, and assisting with Employer's search for additional key management personnel. Employee will have such authority, power and responsibilities and duties as are inherent to Employee's position and necessary to carry out Employee's responsibilities and the duties required of Employee's office hereunder.

      3. PERFORMANCE BY EMPLOYEE. Except as otherwise may be directed or approved by Employer from time to time, during the period of employment under this Agreement, Employee shall perform Employee's duties competently and efficiently and shall dedicate the amount of time and efforts necessary to perform in such manner. The Agreement does not restrict Employee from continuing his consulting practice as an advisor and a member of the board of directors of other companies, his work with ASU or civic activities during the term of this Agreement.

      4. COMPENSATION AND BENEFITS.

            A. Compensation. For all services to be performed by Employee during the Employment Term, Employee shall receive a salary of Ten Thousand and No/Dollars ($10,000.00) per month (the "Base Salary"), payable in two equal installments on the first and fifteenth day of each month, during the Employment Term.

            B. Bonus. Upon signing the Agreement the Employee shall receive a signing bonus of $20,000. The Board may award Employee such additional bonuses, from time to time, subject to limitations imposed by agreement with lenders or others, as the Board may see fit, commensurate with Employee's performance and overall performance of Employer.
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            C. Warrants. For all services to be performed by Employee during the
Employment Term, Employee shall receive warrants ("Warrants") to purchase 70,000 shares of common stock of the Employer at an exercise price of $1.00 per share, each of which if not sooner exercised shall expire seven (7) years from the date of issuance, for each month during the Initial Employment Term in which the Employee is employed by Employer. Each Warrant issued pursuant to this Section 4(C) shall be in substantially the form of Exhibit A attached hereto and shall be issued to Employer within five days following the end of each month during the Initial Employment Term in which Employee is employed.

            D. Transaction Bonus. In the event the Employer closes a public offering, private placement, sale of Employer or merger ("Transaction") in an aggregate amount valued at least $10,000,000 during the term of this Agreement, Mr. Hald shall receive payment from the Employer in the cash amount of 1% of the Transaction ("Cash Amount") and an amount of warrants, equal to the Cash Amount divided by the strike price of the warrant. Such warrants shall have a strike price of $1.00 per share, shall expire seven (7) years from the date of issuance and shall be in substantially the form of Exhibit A attached hereto.

            E. Participation in Employee Benefit Plans. In addition to any cash compensation payable hereunder, Employee shall be entitled to participate in the various employee benefits generally made available to other employees of Employer. Nothing in this Section 4(E) shall require the Board or any committee thereof to exercise its discretion in favor of Employee in awarding any discretionary benefit.

            F. Vacation. Employee shall be entitled up to ten (10) days of paid vacation during the Initial Employment Term, subject to any increases approved by the Board. Employer shall first approve the time or times during which vacation is taken.

            G. Expenses. It is understood that Employee will from time to time incur reasonable expenses in conjunction with Employee's employment. Employer will reimburse Employee for any such expenses of which Employee shall present an itemized written account within thirty (30) days after they have been incurred. Employee will not be reimbursed for expenses in substantial amounts unless they have been approved in advance by Employer.

            H. Personal Expenses. Notwithstanding anything to the contrary in this Agreement, Employee understands and agrees that Employee shall not receive any personal perquisites (other than as set forth in this Section 4) nor receive reimbursement for any personal expenses.

      5. TERMINATION. This Agreement shall be terminated upon the happening of any of the following events:

            A. Death. Employee's death;

            B. Disability. In the event Employee becomes physically or mentally disabled so as to become unable, for a period of more than thirty (30) consecutive calendar days or for more than sixty (60) calendar days in the aggregate during any six-month period, to perform Employee's duties hereunder, Employer may at its option terminate Employee's employment hereunder upon written notice;


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            C. Cause by Employer. Employer may terminate Employee's employment hereunder for Cause. "Cause" shall include but not be limited to:

                  (i) dishonesty in connection with the duties to be performed by Employee;

                  (ii) an adjudication in a criminal or civil proceeding that Employee has committed a fraud or any felony; or

                  (iii) violation of any of the provisions of this Agreement, including without limitation, Sections 6 and 7 hereunder; or


            D. Cause by Employee. Employee may terminate this agreement hereunder for cause. "Cause" shall include but not be limited to:

                  (i) Employers failure to perform their obligations under Agreement

                  (ii) Majority change in ownership or merger of Employer where the Employer is not the surviving corporation

                  (iii) Board of Director actions which cause the Employer to violate standard accounting practices; or federal, state or local regulations or law; or failure to maintain prudent and reasonable levels of Employer director's and officer's insurance; or

            E. Stockholder or Director Action. Employer may immediately and without notice terminate Employee's employment hereunder in the event the Company's stockholders or directors take action to remove Employee from the Employee's Board of Directors during the Employment Term or do not elect Employee as a director pursuant to Delaware General Corporation Law, the Employer's Amended and Restated Articles of Incorporation or the Employer's Bylaws.

      6. COMPENSATION UPON TERMINATION OF EMPLOYMENT. If Employee's employment is terminated pursuant to Section 5, the Employer shall:

            (1) pay Employee (or his estate or beneficiaries) any Base Salary that has accrued but has not been paid as of the termination date;

            (2) reimburse Employee (or his estate or beneficiaries) for expenses incurred by him prior to the date of termination that are subject to reimbursement pursuant to Section 4(G) hereof;

            (3) provide to Employee (or his estate or beneficiaries) any accrued benefits required to be provided by the terms of any Employer-sponsored benefit plans or programs, together with any benefits required to be paid or provided in the event of Employee's death or disability under applicable laws;

            (4) pay Employee (or his estate or beneficiaries) any discretionary bonus that has been authorized by the Board of Directors and has accrued and been earned but has not been paid; and

            (5) Upon termination as a result of section 5 A., B., D. or E., or termination of Employee without cause, Employee or in the case of A., his estate, will be granted warrants equal to the amount he would have received if he was employed for the full six month Initial Term as specified


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in section 4 C. In addition, upon termination as a result of section 5 D., or termination of Employee without cause, Employee shall receive a lump sum payment at termination equal to the amount that would have been paid under section 4 had the Employee completed the entire Employment Term; and if the Employer closes a Transaction before January 1, 2001 then Employee shall also be entitled to the Transaction Bonus in section 4D.

      7. Confidential Information; Proprietary Information.

            A. Definitions.

                  (i) "Confidential Information" means: (i) this Agreement; (ii) any trade secrets relating to Employer's product plans, designs, costs, prices and names, finances marketing plans, business opportunities, personnel, research, development or know-how and any other non-public technical or business information; (iii) any information or materials marked or identified as confidential; and (iv) any information or materials identified by Employer in writing as confidential. Confidential Information shall not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of Employee; (ii) Employee can demonstrate to have had lawfully in his possession without an obligation of confidentiality prior to disclosure hereunder; or (iii) Employee lawfully obtains from a third party who has the right to transfer or disclose it and who provides it without any obligation to maintain the confidentially of such information.

                  (ii) "Proprietary Information" means all materials of Employer, including, but not limited, to any computer software (in object code and source code form), script, programming code, data, information, custom developed solutions of Employer, and any trade secrets, know-how, methodologies and processes related to Employer's products or services, including, without limitation, all copyrights, trademarks, patents, trade secrets, and any other proprietary rights inherent therein and appurtenant thereto.

            B. Nondisclosure and Restrictions. Employee shall treat confidential Information and Proprietary Information as confidential, and Employee shall not use Confidential Information or Proprietary Information for purposes other than those necessary to directly further the purposes of this Agreement. Employee shall protect Confidential Information and Proprietary Information from unauthorized dissemination and use with the same degree of care that Employee uses to protect Employee's own like information, but in no event less than a reasonable degree of care. Employee shall not disclose to any third party any Confidential Information or Proprietary Information without the prior written consent of Employer. Except as expressly provided in this Agreement, Employee shall not have any ownership or license rights in any Confidential Information or Proprietary Information. Employee will not, during or at any time after termination of this Agreement (for whatever reason), without authorization of Employer, disclose to, or make use of for Employee or for any person or corporation or other entity, any Confidential Information or Proprietary Information.

            C. Return. Upon the termination of this Agreement, or upon written request therefor, Employee shall return to Employer all Confidential Information and Proprietary Information and all files, lists, books, records, literature, products and any other material owned by Employer or used by Employer in connection with the conduct of its business, whether tangible or in electronic form. Each party acknowledges that all of the Confidential Information and Proprietary Information is the exclusive property of Employer and that the unauthorized disclosure or use of such Confidential


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Information or Proprietary Information would cause irreparable harm and significant injury, the monetary effect of which would be difficult to ascertain.

            D. Court-Ordered Disclosure. To the extent that any court or agency seeks to have Employee disclose Confidential Information or Proprietary Information, Employee will promptly inform Employer, and will take such reasonable steps at Employer's expense to prevent disclosure of Confidential Information and Proprietary Information until Employer has been informed of such requested disclosure, and Employer has an opportunity to respond to such court or agency. To the extent that Employee obtains information on behalf of Employer that may be subject to attorney-client privilege as to Employer's attorneys, Employee will take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

      8. COVENANT NOT TO COMPETE AND NONSOLICITATION.

            A. Restrictive Covenant. During the Employment Term and for a period of one (1) year after termination of this Agreement, Employee shall not, within the Restricted Area as hereinafter defined, directly or indirectly own, operate, control, be employed by, participate in, or be connected in any way with the ownership, management, operation or control of any Restricted Business. For the purposes of this Agreement, Restricted Business is specifically limited to those businesses engaged primarily in the installation of fiber optic cable and delivery of voice, video and data services through that cable to new residential developments. For purposes of this Section 7(A), the "Restricted Area" means the states of Arizona and Colorado. However, this section shall not apply to Employee if Employee is terminated in accordance with sections 5 D, E or termination of Employee without cause.

            B. Solicitation of Customers or Employees. In furtherance of the foregoing, and not in limitation thereof, during the Employment Term and for a period ending one (1) year after termination of this Agreement, for whatever reason, Employee shall not, directly or indirectly solicit or service in any way, for the purpose of competing directly with Employer in Restricted Businesses and within Restricted Areas, on behalf of Employee or on behalf of or in conjunction with others, any client or customer, or prospective client or customer, which has been solicited or serviced by Employer or any affiliate of Employer during the Employment Term. So long as Employee remains employed by Employer and for a period ending one (1) year after termination of such employment, Employee shall not solicit any employee of Employer or any of its affiliates to become employed by or otherwise associated with Employee in any other business. Employee shall be deemed to be competing with Employer or soliciting a customer, prospective customer or employee of Employer if Employee is engaged in any such activity directly, whether for Employee's own account or as a principal, agent, proprietor, officer, director, employee, Employee or in any other capacity for any other person, corporation or other entity. The foregoing provision, however, shall not prohibit Employee from investing in securities of any corporation whose securities are listed on a national securities exchange or traded in the over the counter market if Employee shall be the owner, beneficially or of record, of less than five percent (5%) of any class of the stock of such corporation.

            C. Extension of Period. If Employee violates this Section 8 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenants. Accordingly, the restrictive covenants shall be deemed to have the duration specified in this
Section 8 hereof, computed from the date such relief is granted but reduced by the time expired between the date the period of restriction began to run and the date of the first violation of the covenant by Employee.


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            D. Reformation or Judicial Modification. Employee acknowledges and agrees that the duration and other limitations set forth in this Section 8 have been specifically discussed and negotiated and are reasonable in view of all the facts and circumstances known to Employee. Nevertheless, if any court shall determine that such duration or other limitations are unenforceable, the restrictions set forth herein shall be deemed modified to apply for the maximum duration and other limitations which are reasonable in view of all the facts and circumstances, and the Agreement shall be reformed to that extent.

            E. Representations, Warranties and Covenants. Employee represents, warrants and covenants that (a) Employee has all necessary right, power and authority to enter into this Agreement and perform Employee's obligations under this Agreement, (b) the execution of this Agreement and the performance of Employee's obligations hereunder do not and will not conflict with or cause any default under or breach of any other agreement or contract to which Employee is a party or will become a party; (c) Employee's performance of this Agreement shall be conducted in full compliance with any and all applicable agreements, laws, rules, ordinances, and regulations adopted or required by any governmental agency or regulatory body, or other party, whether foreign, federal, state, municipal, city, town, or local, and (d) Employee is currently a resident of the United States of America and has no plans to become a resident of a country other than the United States of America or otherwise take any action which would exclude Employee from taxation by the United States of America during the Employment Term.

      9. REMEDIES OF EMPLOYER. As an Employee of Employer, Employee may have access to Confidential Information and Proprietary Information of Employer. Moreover, Employee's continued employment relationship with Employer will be instrumental to the continuity and development of Employer's business. Employee therefore acknowledges that the restrictions contained in Sections 7 and 8 of this Agreement are a reasonable and necessary protection of the legitimate interests of Employer, that any violation of them could cause substantial injury to Employer, and that Employer would not have entered into this Agreement with Employee without receiving the additional consideration of Employee being bound to said restrictions. In the event of any violation of the said restrictions, Employer shall be entitled, in addition to any other remedy, to preliminary and permanent injunctive relief, including attorneys' fees and costs incurred in enforcing this Agreement. The rights and remedies provided hereunder are cumulative and the use of any one right or remedy shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights available by law, statute, and ordinance or otherwise.

      10. WORK PRODUCT; FURTHER ASSURANCES.

            A. "Work Product" shall mean documentation, software, creative works, know-how, information, or any other item created, designed, or produced in whole or in part, by Employee, during the term of this Agreement and pursuant to this Agreement whether or not copyrightable or otherwise protectable. Employee hereby assigns to Employer without addition consideration to Employee, the entire right title and interest in and to the Work Product and all proprietary rights therein or based thereon.

            B. Further Assurances. Employee will keep Employer informed of, and will execute such assignments as may be necessary to transfer to Employer or its affiliates the benefits of, any inventions, discoveries, improvements, trade secrets, developments, processes, and procedures


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made by Employee, in whole or in part, or conceived by Employee either alone or with others, which results from any work which Employee has done or may do for or at the request of Employer, and will assist Employer, or other entity nominated by it, to obtain patents, trademarks and service marks and to execute all documents and to take all other actions which are necessary or appropriate to secure to Employer and its affiliates the benefits thereof. Employee will deliver to Employer all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

      11. NOTICES. All notices, requests, demands and other communications required under this Agreement shall be in writing and shall be deemed duly given and received (i) if personally delivered, on the date of delivery, (ii) if mailed, three (3) days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below, or (iii) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service, addressed as follows:

      If to Employer:   FutureOne, Inc.
                        4250 East Camelback Road, Suite K-192
                        Phoenix, Arizona 85018
                        Attention:  President

      If to Employee:   Alan Hald
                        5350 E Calle del Medio
                        Phoenix, Arizona 85018

Any party may change its above-designated address by giving the other party written notice of such change in the manner set forth herein.

      12. MISCELLANEOUS. Employer and Employee hereby acknowledge and agree that
(a) this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and permitted assigns of any of the parties to this Agreement, (b) no waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver, (c) except as expressly provided herein, this Agreement shall be construed in accordance with, and governed by, the laws of the State of Arizona, without regard to the application of conflicts of law principles, (d) in the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of reasonable attorneys' fees and costs, as determined by the judge of the court,
(e) this Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and understandings of the parties with respect to the subject matter hereof, (f) no supplement, modification or amendment of this Agreement or any exhibit hereto shall be binding and enforceable unless executed in writing by both parties hereto, (g) headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit extend or describe the scope of this Agreement or of any provision hereof, (h) this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, (i) Employer will not be liable to Employee for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any cause or condition beyond Employer's reasonable control (including, without limitation power surges, civil unrest, strikes, acts of government, or acts of God), (j) in no


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event shall Employer be liable to Employee, whether in contract, warranty, tort
(including negligence) or otherwise, for any special, incidental, indirect or consequential damages (including, without limitation, damages for any loss of profit, revenue or business) arising out of or in connection with this Agreement, (k) Employee may not assign or otherwise transfer this Agreement or any of Employee's rights and obligations hereunder or any portion thereof without the prior written consent of Employer, (1) Sections 7, 8, 9, 10, and 11 of this Agreement shall survive any expiration or earlier termination of this Agreement except if Agreement is terminated in accordance with section 5 D, E or termination of Employee without cause,, and (m) if any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, illegality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.



                                    /s/ Alan Hald
                                    -----------------------------------------
                                    Alan Hald, Employee


                                    FUTUREONE, INC.


                                    By: /s/ Earl J. Cook
                                       --------------------------------------
                                    Name: Earl J. Cook
                                         ------------------------------------
                                    Title: President
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